Exhibit 99.1

Concur Reports Strong Revenue and Earnings For Third Quarter of Fiscal 2010

Company continues to focus investments on strategic priorities including mobile innovation, increased presence in the SMB segment and geographic expansion

REDMOND, Wash., July 28 — Concur (Nasdaq: CNQR), the world’s leading provider of on-demand Employee Spend Management services, today reported financial results for its third fiscal quarter ended June 30, 2010.

Concur reported total revenue for the third quarter of fiscal 2010 of $75.0 million. Total revenue for the quarter was up 20% from the year-ago quarter and up 3% from the prior quarter. Fiscal 2010 third quarter net income was $3.7 million, or $0.07 per share, exceeding company expectations. This compares to net income of $7.2 million, or $0.14 per share, in the year-ago quarter.

“We see a variety of opportunities to continue to grow our business substantively over the next five years,” said Steve Singh, chairman and CEO of Concur. “These opportunities include growing our customer base in the markets we currently serve, geographic expansion, addressing the emerging business sector with new solutions like Concur Breeze, and providing a platform within which our customers, partners and suppliers can work together to drive greater efficiency into the corporate travel supply chain. We are committed to investing aggressively against each of these long-term growth opportunities and driving compelling value for our long-term shareholders.”

Singh continued, “We executed exceptionally well across the business in the third quarter of fiscal 2010, resulting in revenue, earnings and cash flow coming in ahead of our expectations. Driven largely by accelerated implementations, our 20% year-over-year revenue growth in the third quarter was particularly satisfying, as it is on top of the 13% year-over-year revenue growth for the same quarter last year, when macro-economic circumstances were especially challenging. Our core market opportunity and the expansion opportunities in which we are investing afford us the opportunity to continue to grow our business substantively over the next decade, as we work to drive compelling value into the corporate travel ecosystem.”

Financial Highlights

•	Total revenue was $75.0 million for the third quarter of fiscal 2010, up 20% compared to the year-ago quarter, and up 3% sequentially.

•	Net income was $3.7 million, or $0.07 per share, for the third quarter of fiscal 2010, compared to $7.2 million, or $0.14 per share, for the year-ago quarter.

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Non-GAAP pretax income was $16.1 million, or $0.31 per share, for the third quarter of fiscal 2010, compared to $16.5 million, or $0.32 per share, for the year-ago quarter. Non-GAAP net income was $10.1 million, or $0.19 per share, for the third quarter of fiscal 2010, compared to $10.5 million, or $0.20 per share, for the year-ago quarter. Please refer to “About Concur’s Non-GAAP Financial Measures” below for an explanation of our non-GAAP financial measures used in this press release.

•	Non-GAAP operating margin was 24% for the third quarter of fiscal 2010, compared to 26% for the year-ago quarter.

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Cash flows from operations were $24.8 million for the third quarter of fiscal 2010, up 37% from the year-ago quarter. Cash flows from operations were $57.2 million year-to-date for fiscal 2010, up 25% compared to the same period of last year.

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Concur announced the closing of its offering of $287.5 million aggregate principal amount of 2.5% senior convertible notes due in 2015. The company expects to use the net proceeds from the senior convertible note offering for general corporate purposes, including potential acquisitions and strategic transactions.

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American Express Company announced that it exercised a warrant to acquire 1.28 million shares of common stock of Concur, which increased American Express’ ownership of Concur common stock from 13 to 15 percent. This exercise yielded proceeds to Concur of approximately $50 million.

Recent Business Highlights

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Concur and American Express extended their partnership with the launch of a co-branded version of Concur® Breeze, an online expense reporting service for American Express Commercial Card mid-market clients that automates and streamlines the submission, review and approval of all business expenses.

•	Concur announced that Concur Breeze is now available for all users as a mobile application for Android™, BlackBerry® and iPhone smartphones.

•	Concur announced a new agreement with HRS- Hotel Reservation Service that gives mutual clients access to the full HRS hotel content through Concur® Cliqbook Travel and Concur® Travel & Expense.

•	Concur announced a new agreement to integrate hotel content from hotel.info into Concur Travel & Expense and Concur Cliqbook Travel.

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Concur announced that it extended its partnership with OAG, the global leader in aviation intelligence, for real time flight status information in Concur’s smartphone application, Concur Travel & Expense, and Concur Cliqbook Travel.

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For the fourth consecutive year, Concur was recognized by Seattle Business Magazine as one of the best 100 companies to work for in Washington. The company was ranked the #3 mid-sized company this year – moving up from #5 last year, #8 in 2008 and #14 in 2007.

Business Outlook

The following statements are based on our current expectations and we do not undertake any duty to update them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified below, the factors identified in our public filings made with the Securities and Exchange Commission, or other factors. Please also refer to “About Concur’s Non-GAAP Financial Measures” below for an explanation of our non-GAAP financial measures and a reconciliation of those measures to GAAP equivalents.

•	Concur expects revenue for fiscal year 2010 to grow 18% year-over-year from fiscal 2009.

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For the fourth quarter of fiscal 2010, Concur expects net income per share to be $0.06, non-GAAP pre-tax income per share to be $0.29, and non-GAAP net income per share to be $0.18. Non-GAAP pre-tax income for the quarter is expected to include approximately $2.1 million or $0.04 per share of interest expense and fees related to the recently issued 2.5% senior convertible notes. Net income per share is expected to include an additional $2.4 million or $0.04 per share ($1.5 million or $0.03 per share including the impact of income taxes) of non-cash accretion of discount on our recently issued senior convertible notes. All of the above assumes an estimated effective tax rate of 37.5% for the year as a whole.

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For fiscal 2010, Concur expects net income per share to be $0.39, non-GAAP pre-tax income per share to be $1.20, and non-GAAP earnings per share to be $0.76. Non-GAAP pre-tax income for the fiscal year is expected to include approximately $4.1 million or $0.08 of interest expense and fees related to the recently issued 2.5% senior convertible notes. Net income per share is expected to include an additional $4.7 million or $0.09 per share ($2.9 million or $0.05 per share including the impact of income taxes) of non-cash accretion of discount on our recently issued 2.5% senior convertible notes. All of the above assumes an estimated effective tax rate of 37.5% for the year as a whole.

•	Concur expects fiscal 2010 non-GAAP operating margin to be 23% or more for the year as a whole.

•	Concur expects cash flows from operations in fiscal 2010 to be between $76 million and $78 million, and capital expenditures to be approximately $18 million.

About Concur

Concur is the world’s leading provider of on-demand services that help small, mid-sized and large organizations increase efficiency, manage employee spend and control operational costs. Learn more at www.concur.com.

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All company or product names are trademarks and/or registered trademarks of their respective owners. iPhone is a trademark of Apple. Other company and product names may be trademarks of their respective owners.

This press release contains forward-looking statements that are inherently uncertain. These forward-looking statements, such as the statements made by Mr. Singh, are based on Concur’s current expectations and involve many risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that could cause or contribute to actual results differing from current expectations include, but are not limited to: adverse economic or market conditions, such as the recent broad recession, which may cause customers and prospects to delay or reduce purchases of our products and services, cause customers to reduce business travel and correspondingly reduce the use of our products and services, reduce the ability of customers, channel partners, vendors and suppliers to fulfill their obligations to us, increase volatility of our stock price and foreign exchange rates, and otherwise adversely affect our operations and financial performance; potential delays in market adoption and penetration of our subscription service offerings; potential difficulties associated with our deployment and support of our products and services; our ability to manage expected growth of our subscription service offerings; the scalability of the hosting infrastructure for our subscription service offerings; potential increases in the rate of attrition of customers of our subscription service offerings; the level of investment in information technology by our customers; the level of business travel that may reduce the use of our products and services or inhibit new sales of our products and services; potential difficulties associated with strategic relationships and with development of new products and services; risks associated with expansion into new geographic markets; uncertain market acceptance of recently-introduced or future products and services; and risks associated with our recent offering of convertible senior notes.

Please refer to the company’s public filings made with the Securities and Exchange Commission at www.sec.gov for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation to update the forward-looking information contained in this press release.

Investor Contact:

John Torrey, Concur, 425-497-5986, john.torrey@concur.com

Press Contact:

Stefanie Fricke, Weber Shandwick for Concur, 425-452-5468, sfricke@webershandwick.com

Concur Technologies, Inc.

Income Statements

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
Revenues	$74,978	$62,226	$215,447	$182,781

Expenses (1):
Cost of operations	21,640	19,130	63,332	55,942
Sales and marketing	24,853	17,998	68,337	53,330
Systems development and programming	6,808	5,822	20,825	18,201
General and administrative	9,340	6,839	25,690	20,820
Amortization of intangible assets	1,807	1,542	5,495	4,624

Total expenses	64,448	51,331	183,679	152,917

Operating income	10,530	10,895	31,768	29,864

Other income (expense):
Interest income	621	372	1,226	1,840
Interest expense	(4,235)	(123)	(4,778)	(373)
Other, net	(432)	175	(924)	(392)

Total other income (expense), net	(4,046)	424	(4,476)	1,075

Income before income tax	6,484	11,319	27,292	30,939

Income tax expense	2,741	4,076	10,180	11,138

Net income	$3,743	$7,243	$17,112	$19,801

Net income per share available to common stockholders:
Basic	$0.07	$0.15	$0.35	$0.41
Diluted	0.07	0.14	0.32	0.38

Weighted average shares used in computing net income per share:
Basic	50,141	48,560	49,546	48,603
Diluted	52,924	51,608	52,735	51,528
(1) Includes share-based compensation as follows:
Cost of operations	$692	$551	$1,773	$1,261
Sales and marketing	2,916	1,762	6,409	3,609
Systems development and programming	637	481	1,713	1,287
General and administrative	1,365	824	3,080	2,105

Total share-based compensation	$5,610	$3,618	$12,975	$8,262

Concur Technologies, Inc.

Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	June 30, 2010	September 30, 2009
Assets
Current assets:
Cash and cash equivalents	$247,975	$119,185
Short-term investments	304,614	143,549
Restricted cash	2,940	3,599
Accounts receivable, net of allowance of $2,787 and $3,680	50,405	45,801
Deferred tax assets	26,820	24,570
Deferred costs and other assets	25,827	18,979

Total current assets	658,581	355,683
Non-current assets:
Property and equipment, net	34,464	33,999
Investments	6,045	4,045
Deferred costs and other assets	23,466	19,964
Intangible assets, net	37,118	44,383
Deferred tax assets	11,623	23,904
Goodwill	188,083	188,907

Total assets	$959,380	$670,885

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$3,800	$3,638
Customer funding liabilities	58,922	56,424
Accrued compensation	15,114	17,508
Acquisition-related liabilities	—	902
Other accrued expenses and liabilities	15,400	10,539
Short-term lease liabilities and other	491	1,129
Deferred revenues	43,292	34,955

Total current liabilities	137,019	125,095
Non-current liabilities:
Senior convertible notes, net	225,388	—
Long-term lease liabilities and other	—	199
Deferred rent	1,468	1,601
Deferred revenues	14,833	14,083
Tax liabilities	7,823	8,577

Total liabilities	386,531	149,555

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, par value $0.001 per share	—	—
Authorized shares: 5,000; No shares issued or outstanding
Common stock, $0.001 par value per share	51	49
Authorized shares: 195,000
Shares issued and outstanding: 50,546 and 48,988
Additional paid-in capital	680,920	640,911
Accumulated deficit	(102,039)	(119,151)
Accumulated other comprehensive loss	(6,083)	(479)

Total stockholders’ equity	572,849	521,330

Total liabilities and stockholders’ equity	$959,380	$670,885

Concur Technologies, Inc.

Cash Flow Statements

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
Operating activities:
Net income	$3,743	$7,243	$17,112	$19,801
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	1,807	1,542	5,495	4,624
Depreciation	4,228	4,143	12,524	12,283
Accretion of discount and issuance costs on notes	2,520	—	2,520	—
Net recovery of sales allowances	(79)	(513)	(893)	(1,376)
Share-based compensation	5,610	3,618	12,975	8,262
Deferred income taxes	1,891	3,500	8,934	9,529
Excess tax benefits from share-based compensation	(226)	—	(226)	—
Changes in operating assets and liabilities:
Accounts receivable	(2,488)	(710)	(4,628)	1,661
Deferred costs and other assets	(3,964)	(1,202)	(6,493)	(4,228)
Accounts payable	367	(3,521)	348	(851)
Accrued liabilities	7,699	2,543	(297)	(7,848)
Deferred revenues	3,656	1,414	9,784	3,714

Net cash provided by operating activities	24,764	18,057	57,155	45,571

Investing activities:
Purchases of investments	(275,435)	(127,582)	(368,636)	(127,582)
Maturities of investments	95,001	—	207,738	—
(Decrease) increase in customer funding liabilities, net of changes in restricted cash	(3,258)	19,656	3,131	20,855
Investment in unconsolidated affiliate	—	(25)	(2,000)	(4,045)
Purchases of property and equipment	(5,091)	(3,803)	(12,750)	(14,348)
Payments for acquisitions, net of cash acquired	(13)	(1,706)	(3,553)	(1,864)

Net cash used in investing activities	(188,796)	(113,460)	(176,070)	(126,984)

Financing activities:
Proceeds from borrowings on senior convertible notes	245,119	—	245,119	—
Payments for issuance of common stock, net	—	—	—	(2,829)
Net proceeds from share-based award activity	3,874	1,262	2,385	2,189
Proceeds from employee stock purchase plan activity	341	539	1,061	889
Payments on repurchase of common stock	—	—	—	(54,773)
Excess tax benefits from share-based compensation	226	—	226	—
Repayments of debt and capital leases	(286)	(249)	(837)	(1,101)

Net cash provided by (used in) financing activities	249,274	1,552	247,954	(55,625)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(264)	651	(249)	(1,732)

Net increase (decrease) in cash and cash equivalents	84,978	(93,200)	128,790	(138,770)
Cash and cash equivalents at beginning of period	162,997	222,155	119,185	267,725

Cash and cash equivalents at end of period	$247,975	$128,955	$247,975	$128,955

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share and margin data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2010	2009	2010	2009
Operating income:
Operating income	$10,530	$10,895	$31,768	$29,864
Income from operations as a % of total revenue (Operating Margin)	14%	18%	15%	16%
Add back:
Share-based compensation	5,610	3,618	12,975	8,262
Amortization of intangible assets	1,807	1,542	5,495	4,624

Non-GAAP operating income	$17,947	$16,055	$50,238	$42,750

Non-GAAP operating income as a % of total revenue (Non-GAAP Operating Margin)	24%	26%	23%	23%

Net income:
Net income	$3,743	$7,243	$17,112	$19,801
Add back:
Share-based compensation	5,610	3,618	12,975	8,262
Amortization of intangible assets	1,807	1,542	5,495	4,624
Accretion of discount on senior convertible notes	2,244	—	2,244	—
Income tax expense	2,741	4,076	10,180	11,138

Non-GAAP pre-tax income	16,145	16,479	48,006	43,825
Income tax expense (1)	6,022	5,932	17,906	15,777

Non-GAAP net income	$10,123	$10,547	$30,100	$28,048

Diluted net income per share:
Diluted net income per share	$0.07	$0.14	$0.32	$0.38
Add back:
Share-based compensation	0.11	0.07	0.25	0.16
Amortization of intangible assets	0.04	0.03	0.10	0.09
Accretion of discount on senior convertible notes	0.04	—	0.04	—
Income tax expense	0.05	0.08	0.20	0.22

Non-GAAP diluted pre-tax income per share	0.31	0.32	0.91	0.85
Income tax expense (1)	0.12	0.12	0.34	0.31

Non-GAAP diluted net income per share	$0.19	$0.20	$0.57	$0.54

Shares used in calculation of diluted non-GAAP income per share:	52,924	51,608	52,735	51,528

(1) The effective tax rate used for the period:	37.3%	36.0%	37.3%	36.0%

CONCUR TECHNOLOGIES, INC.

About Concur’s Non-GAAP Financial Measures

This release contains non-GAAP financial measures. The tables above reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Non-GAAP financial measures should not be considered as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Concur’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and they differ from GAAP measures with similar names and from non-GAAP financial measures with the same or similar names that are used by other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this release, and our consolidated financial statements, including the notes thereto, and the other financial information contained in our periodic filings with the Securities and Exchange Commission and not to rely on any single financial measure to evaluate our business.

Concur’s management believes that its non-GAAP financial measures provide useful information to investors because it allows investors to view the business through the eyes of management. Further, Concur believes that its non-GAAP financial measures provide meaningful supplemental information regarding Concur’s operating results because they exclude amounts that Concur excludes as part of its monitoring of operating results and assessing the performance of the business. In addition, Concur believes that its non-GAAP financial measures facilitate the comparison of results for current periods and the business outlook for future periods with results of past periods because the measures provide a special focus on the underlying operating performance of the business relative to expectations.

Concur presents the following non-GAAP financial measures in this release: non-GAAP operating income, non-GAAP operating margin, non-GAAP pre-tax income, non-GAAP net income, non-GAAP diluted pre-tax income per share and non-GAAP diluted net income per share. Concur excludes the following items as noted from these non-GAAP financial measures:

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Share-based compensation. Concur’s non-GAAP financial measures exclude share-based compensation, which consist of expenses for stock options and restricted stock units (“RSU”). Concur excludes these expenses from its non-GAAP financial measures primarily because they are non-cash expenses that it does not consider part of ongoing operating results when assessing the performance of our business, and the exclusion of these expenses facilitates the comparison of results and business outlook for future periods with results for prior periods.

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Amortization of intangible assets. In accordance with GAAP, operating expenses include amortization of software and other technology assets, other purchased intangible assets such as customer lists and covenants not to compete. Concur excludes these items from its non-GAAP financial measures because they are non-cash expenses that Concur does not consider part of ongoing operating results when assessing the performance of our business, and Concur believes that doing so facilitates comparisons to its historical operating results and to the results of other companies in our industry, which have their own unique acquisition histories.

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Accretion of discount on senior convertible notes. In accordance with GAAP, interest expense on the senior convertible notes includes the accretion of the discount, which is a non-cash expense that Concur does not consider part of ongoing operating results when assessing the performance of our business.

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Income tax expense. Concur excludes this expense from certain non-GAAP financial measures primarily because it is largely a non-cash expense that Concur does not consider a meaningful component of our operating results when assessing the performance of our business, and the exclusion of this expense facilitates the comparison of our business outlook for future periods with results for prior periods, which did not include income tax expense.

Except as noted below, Concur believes that all of the following considerations apply equally to each of the non-GAAP financial measures that we present:

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Concur’s management uses non-GAAP operating income (including the derived non-GAAP operating margin), non-GAAP pre-tax income, non-GAAP net income, non-GAAP diluted pre-tax income per share and non-GAAP diluted net income per share in internal reports used by management in monitoring and making decisions regarding Concur’s business. For example, these measures are used in monthly financial reports prepared for management, and in quarterly reports to Concur’s Board of Directors. Concur also uses non-GAAP pre-tax diluted income per share as a measure to determine executive cash incentive compensation.

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Because share-based compensation, amortization of intangible assets, accretion of discount on senior convertible notes and income tax expense are largely non-cash in nature, Concur believes that non-GAAP operating income, non-GAAP pre-tax income, non-GAAP net income, non-GAAP diluted pre-tax income per share and non-GAAP diluted net income per share provide a more focused view of the operations of its business. In particular, share-based compensation amounts are difficult to forecast, because the magnitude of the charges depends upon the volume and timing of stock option and RSU grants – which are unpredictable and can vary dramatically from period to period – and external factors such as interest rates and the trading price and volatility of Concur’s common stock. Excluding these amounts improves comparability of the performance of the business across periods.

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The principal limitation of Concur’s non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded. In addition, non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures.

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To mitigate this limitation, Concur presents its non-GAAP financial measures in connection with its GAAP results, and recommends that investors do not give undue weight to its non-GAAP financial measures. Concur notes that the dilutive effect of outstanding stock options is reflected in fully-diluted shares outstanding used in calculating GAAP net income per share, non-GAAP diluted pre-tax income per share and non-GAAP diluted net income per share.